Exhibit 11(a)

                ACCESS CORPORATION
   CALCULATION OF NET EARNINGS PER COMMON SHARE
           AND COMMON SHARE EQUIVALENT


                                            Three Months Ended
                                                 July 31,
                                             1996         1995

NET EARNINGS APPLICABLE TO COMMON SHARES
AND COMMON SHARE EQUIVALENTS:
       Net Earnings                       $(139,657)    $(15,072)


       Preferred Dividend                       -            -

       Net Earnings Applicable to Common
       Shares and Common Share
       Equivalents                        $(139,657)    $(15,072)


CALCULATION OF PRIMARY NET EARNINGS PER
  COMMON SHARE AND COMMON SHARE
  EQUIVALENTS:
       Average Number of Common Shares
       and Common Share Equivalents
       Outstanding                        4,865,559    4,865,559

PRIMARY NET EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Earnings per Common Share and
     Common Share Equivalents after
     Discontinued Operations               $ (0.03)     $ (0.00)


    a) Common Share Equivalents have not been included as their inclusion would be anti-dilutive or dilution is less than 3%